UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1 )
_________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Bloomfield, Connecticut 06002
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Supplement to Proxy statement
For the annual meeting of shareholders
To Be Held on April 20, 2022

April 4, 2022
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To our shareholders:

On March 4, 2022, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to the solicitation of proxies for use at the 2022 Annual Meeting of Shareholders to be held on April 20, 2022. We are filing this Supplement to correct certain inadvertent typographical errors set forth in the Proxy Statement.

Specifically, we have determined that the pro-rated annual incentive award payable to Robert D. Starr, former Executive Vice President and Chief Financial Officer of the Company, was inadvertently omitted from the Proxy Statement. This award, totaling $328,742, and certain other information pertaining to the award, should have been included in the Summary Compensation Table set forth on page 43, the Grant of Plan-Based Awards Table set forth on page 44, and the Post-Termination Table set forth on page 54 of the Proxy Statement.

After giving effect to the award and certain additional information related thereto, (i) the amounts shown for Mr. Starr in the “Non-Equity Incentive Plan Compensation” and “Total” columns of the Summary Compensation Table with respect to fiscal 2021 should be $328,742 and $3,360,712, respectively; (ii) the amounts shown for Mr. Starr in the “Target” and “Maximum” columns of the Grants of Plan-Based Awards Table should be $206,497 and $412,993, respectively; and (iii) the amount of the “Total” post-termination benefit payable to Mr. Starr should be $3,298,602, with the full amount of the award shown as a separate line item.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Except as described above, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 20, 2022:

The Proxy Statement (including this Supplement) and the Company’s
2021 Annual Report to Shareholders are available at
http://www.envisionreports.com/KAMN